Exhibit 21



                           SUBSIDIARIES


ALZA Development Corporation (incorporated in California)

ALZA International, Inc. (incorporated in Delaware), doing business in the United Kingdom, and doing business in Canada as ALZA Canada

ALZA Limited (incorporated in the United Kingdom)

Therapeutic Discovery Corporation (incorporated in Delaware)

ALZA Land Management, Inc. (incorporated in Delaware)

Argyle Acquisition Corporation (incorporated in Delaware)*



*Merged into SEQUUS Pharmaceuticals, Inc. March 16, 1999